   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 6, 2000.
                                                      REGISTRATION NO. 333-
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--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                         ------------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                         ------------------------------

                                 ADAM.COM, INC.
             (Exact name of registrant as specified in its charter)

                     GEORGIA
         (State or other jurisdiction of                                58-1878070
          incorporation or organization)                 (I.R.S. Employer Identification Number)

                         ------------------------------

                       1600 RIVEREDGE PARKWAY, SUITE 800
                             ATLANTA, GEORGIA 30328
                           TELEPHONE: (770) 980-0888
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                         ------------------------------

                             ROBERT S. CRAMER, JR.
               CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER
                                 ADAM.COM, INC.
                       1600 RIVEREDGE PARKWAY, SUITE 800
                             ATLANTA, GEORGIA 30328
                           TELEPHONE: (770) 980-0888
                           FACSIMILE: (770) 989-4970
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                         ------------------------------

                                   COPIES TO:
                              STACEY K. GEER, ESQ.
                             WILLIAM G. ROCHE, ESQ.
                                KING & SPALDING
                           191 PEACHTREE STREET, N.E.
                             ATLANTA, GEORGIA 30303
                           TELEPHONE: (404) 572-4600
                           FACSIMILE: (404) 572-5100

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement and from time to time thereafter.

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / __________

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / __________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                PROPOSED MAXIMUM     PROPOSED MAXIMUM
                                             AMOUNT TO BE           AGGREGATE            AGGREGATE            AMOUNT OF
    TITLE OF SHARES TO BE REGISTERED          REGISTERED        PRICE PER UNIT(1)    OFFERING PRICE(1)    REGISTRATION FEE
Common Stock, $.01 par value              1,354,286 shares(2)         $4.19             $5,671,073             $1,498

(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) based on the average of the high and low reported sales price on the Nasdaq Stock Market on August 29, 2000.

(2) Includes (a) 1,200,000 shares which we currently estimate will be pursuant to a common stock purchase agreement, and (b) 154,286 shares which we will issue as a commitment fee.

                         ------------------------------

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

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--------------------------------------------------------------------------------

                SUBJECT TO COMPLETION, DATED SEPTEMBER 6, 2000.
THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS

                             UP TO 1,354,286 SHARES
                                 ADAM.COM, INC.
                                  COMMON STOCK

    This prospectus relates to the sale of up to 1,354,286 shares of our common stock which we may issue to Fusion Capital Fund II, LLC. Fusion Capital is referred to in this prospectus as the selling shareholder.

    On September 5, 2000, we entered into a common stock purchase agreement with Fusion Capital Fund II, LLC pursuant to which Fusion Capital agreed to purchase up to $12.0 million of our common stock in two tranches. The purchase price will be based upon the future performance of our common stock.

    We estimate that the maximum number of shares we will sell to Fusion Capital under the first tranche of the common stock purchase agreement will be 1,200,000. If more than 1,200,000 shares are issuable to Fusion Capital under the first tranche, we will have the right and presently intend to terminate the common stock purchase agreement without any payment or liability to Fusion Capital. Under the terms of the common stock purchase agreement, in connection with commencing the first tranche, Fusion Capital will receive 154,286 shares of our common stock as a commitment fee. This prospectus relates to the offer and sale from time to time by Fusion Capital of these shares. We will not receive any of the proceeds from the sale of the shares being offered by this prospectus.

    Our common stock is quoted on the Nasdaq National Market under the symbol "ADAM." On September 1, 2000, the last reported sale price for our common stock as reported on the Nasdaq National Market was $4.313 per share. We have applied to have the shares of common stock offered pursuant to this prospectus approved for trading on the Nasdaq National Market.

                            ------------------------

    INVESTING IN THE COMMON STOCK INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 3 FOR A DISCUSSION OF THESE RISKS.

    THE SELLING SHAREHOLDER IS DEEMED TO BE AN "UNDERWRITER" WITHIN THE MEANING OF THE SECURITIES ACT OF 1933, AS AMENDED. ANY BROKER EXECUTING SELLING ORDERS ON BEHALF OF THE SELLING SHAREHOLDER MAY BE DEEMED TO BE AN "UNDERWRITER." COMMISSIONS RECEIVED BY ANY BROKER MAY BE DEEMED TO BE UNDERWRITING COMMISSIONS.

                            ------------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               The date of this prospectus is September   , 2000.

                               TABLE OF CONTENTS

adam.com....................................................      2

Risk Factors................................................      3

The Financing Transaction...................................      8

Use of Proceeds.............................................     10

Selling Shareholder.........................................     11

Plan of Distribution........................................     12

Validity of Common Stock....................................     14

Experts.....................................................     14

About This Prospectus.......................................     14

Where You Can Find More Information.........................     15

Incorporation by Reference..................................     15

                                    ADAM.COM

    adam.com, Inc. ("adam.com", "we", or "the Company") is a leading business-to-business content service provider of health and medical information products. The Company's primary markets are Internet-based health information sites, health organizations, education, and other vertical markets engaged in providing or using health and medical information. Founded in 1990, adam.com is headquartered in Atlanta, Georgia. Historically, adam.com has created and published medical and health-related information content that was delivered to end-users primarily through multimedia CD-ROM, but also included a variety of other second-tier distribution mediums, including broadcast, print and Internet-ready applications. The Company marketed these products to the education, consumer retail and professional markets. Since January 1999, adam.com has taken significant steps to transition itself as a content service provider of health, medical and wellness information primarily distributed online. Today, adam.com's Internet business model is based on the syndication of adam.com's award winning health and medical content to a variety of Web-based and other businesses including health sites, internet portals, e-commerce sites, media sites, health plans, governments, and institutions.

    We are incorporated under the laws of the state of Georgia. Our principal executive offices are located at 1600 RiverEdge Parkway, Suite 800, Atlanta, Georgia 30328. Our telephone number at that address is (770) 980-0888.

                                  RISK FACTORS

    YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW BEFORE YOU DECIDE TO BUY OUR COMMON STOCK. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS WOULD LIKELY SUFFER. IN SUCH CASE, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT.

    CERTAIN STATEMENTS MADE IN THIS PROSPECTUS, AND OTHER WRITTEN OR ORAL STATEMENTS MADE BY OR ON BEHALF OF ADAM.COM, MAY CONSTITUTE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE FEDERAL SECURITIES LAWS. WHEN USED IN THIS PROSPECTUS, THE WORDS "BELIEVES," EXPECTS," "ESTIMATES," "INTENDS" AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. STATEMENTS REGARDING FUTURE EVENTS AND DEVELOPMENTS AND OUR FUTURE PERFORMANCE, AS WELL AS OUR EXPECTATIONS, BELIEFS, PLANS, INTENTIONS, ESTIMATES OR PROJECTIONS RELATING TO THE FUTURE, ARE FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THESE LAWS. EXAMPLES OF SUCH STATEMENTS INCLUDED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS INCLUDE DESCRIPTIONS OF OUR PLANS AND STRATEGIES WITH RESPECT TO DEVELOPING OUR WEB SITE, OUR PLANS TO DEVELOP ADDITIONAL STRATEGIC PARTNERSHIP, OUR INTENTION TO ADD E-COMMERCE TO OUR BUSINESS STRATEGY, OUR CONTINUING GROWTH AND OUR ABILITY TO ADDRESS YEAR 2000 ISSUES. ALL FORWARD-LOOKING STATEMENTS ARE SUBJECT TO CERTAIN RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL EVENTS TO DIFFER MATERIALLY FROM THOSE PROJECTED. WE BELIEVE THAT THESE FORWARD-LOOKING STATEMENTS ARE REASONABLE; HOWEVER, YOU SHOULD NOT PLACE UNDUE RELIANCE ON SUCH STATEMENTS. THESE STATEMENTS ARE BASED ON CURRENT EXPECTATIONS AND SPEAK ONLY AS OF THE DATE OF SUCH STATEMENTS. WE UNDERTAKE NO OBLIGATION TO PUBLICLY UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENT, WHETHER AS A RESULT OF FUTURE EVENTS, NEW INFORMATION OR OTHERWISE.

    WE ARE A YOUNG COMPANY WITH A NEW INTERNET-BASED STRATEGY AND WE MAY CONTINUE TO INCUR LOSSES.

    We have experienced substantial losses of $5.7 million for the six months ended June 30, 2000, $9.6 million for the nine months ended December 31, 1999, $2.1 million for the twelve months ended March 31, 1999 and $5.4 million for the twelve months ended March 31, 1997. We may incur future losses in connection with implementing our new Internet-based strategy. We cannot be certain that we can obtain profitability in any future period.

    WE MAY BE UNABLE TO OBTAIN SUFFICIENT CAPITAL TO PURSUE OUR NEW INTERNET-BASED STRATEGY, WHICH WOULD HURT OUR FINANCIAL RESULTS.

    Since inception we have funded operations with debt and equity capital. In the nine months ended December 31, 1999, our total costs and expenses increased to $13.1 million from $5.2 million in the nine months ended December 31, 1998. This increase was caused in large part by our decision to focus on becoming an online provider of healthcare information. We expect to continue to have significant cash needs as we continue to pursue and expand our Internet-based strategy and offerings, and the funds currently available to us may be inadequate. There can be no assurance that capital will be available to us on satisfactory terms or at all.

    Even if we are able to access all $12 million available under the common stock purchase agreement with Fusion Capital, we may still need additional capital to fully implement our business, operating and development plans. In addition, one result of the raising of additional capital through the common stock purchase agreement with Fusion Capital would be the issuance of additional shares of our common stock. The issuance of additional shares to Fusion Capital pursuant to the common stock purchase agreement could result in substantial dilution to our existing shareholders.

    WE MAY BE UNABLE TO COMPETE EFFECTIVELY WITH OTHER ONLINE PROVIDERS OF HEALTHCARE INFORMATION, WHICH WOULD CAUSE OUR INTERNET-BASED STRATEGY TO BE UNSUCCESSFUL.

    The market for providing healthcare information online is intensely competitive, and we expect competition to increase in the future. As a new entrant into this market, we expect our sensitivity to competitive pressures to be especially strong until we can firmly establish ourselves. While we do not compete directly with consumer-oriented web sites for user traffic, we do compete with health content providers that are currently distributing health information in either online or traditional distribution channels. We may not be able to compete effectively against these companies, and if we fail to compete effectively we may suffer reduced gross margins and loss of market share.

    Our competitors are generally larger and more established than we are and therefore may have advantages over us because of their longer operating histories, greater name recognition, or greater financial, technical and marketing resources. As a result, they may be able to adapt more quickly to new or emerging technologies and changes in customer requirements. They can also devote greater resources to the promotion and sale of their products or services than we can. Furthermore, mergers and acquisitions among our customers, such as the November 1999 merger of Healtheon, WebMD, MEDE America Corporation and Medcasi to form Healtheon/WebMD, could reduce our customer base.

    WE CURRENTLY DEPEND UPON A LIMITED NUMBER OF STRATEGIC RELATIONSHIPS, AND THESE AND OTHER STRATEGIC RELATIONSHIPS WILL BE AN IMPORTANT PART OF OUR FUTURE SUCCESS.

    The success of our business is and will be due in part to our ability to enter into successful strategic marketing alliances and other strategic relationships. Also, we derive a significant portion of our operating revenue from a limited humber of strategic relationships. We may not be able to form additional strategic relationships, and the inability to form such relationships may harm our operating results. In addition, there can be no assurance that:

    - existing or contemplated strategic relationships will be commercially successful;

    - we will be able to negotiate terms acceptable to us with potential strategic partners; or

    - potential strategic relationships, if established, will be commercially successful.

The potential increased revenues from such relationships may be reduced by requirements to provide volume price discounts and other allowances and potential significant costs incurred in customizing products. In addition, there can be no assurance that parties with whom strategic relationships are established will not pursue alternative technologies or develop their alternate products in addition to or in lieu of ours, either on their own or in collaboration with others, including our competitors. Such alternative technologies or products may be in direct competition with our products and may significantly erode the benefits of such strategic relationships.

    WE FACE RAPID TECHNOLOGICAL CHANGE IN THE ONLINE HEALTH INFORMATION INDUSTRY AND OUR BUSINESS WILL SUFFER IF WE CANNOT QUICKLY ADAPT TO THIS CHANGE.

    Rapid changes in technology pose significant risks to us. As a new entrant into the market of Internet-based health information, we will be required to adapt quickly, and without significant prior experience, to rapid changes in technologies related to the Internet. Any failure by us to timely develop and disseminate new content or to update and enhance our current content in the face of changing technologies could aversely affect our ability to maintain market share.

    WE MAY BE UNABLE TO SUCCESSFULLY ACQUIRE COMPLEMENTARY BUSINESSES, WHICH WOULD LIMIT OUR POTENTIAL GROWTH TO INTERNALLY GENERATED GROWTH ONLY.

    As part of our growth strategy, we acquired all of the assets of Informational Medical Systems, Inc. and drgreene.com. We may continue to acquire or make investments in, companies with products, technologies or professional services that we determine to be useful in pursuing our business of providing health-related information over the Internet. In acquiring companies in the future, we could encounter difficulties in assimilating their personnel and operations into our Company. These difficulties could disrupt our ongoing business, distract our management and employees, increase our expenses and adversely affect our results of operations. Future acquisitions may also cause us to incur expenses such as the amortization of goodwill or in-process research and development expenses which may affect our earnings. We cannot be certain that we will successfully overcome these risks with respect to any future acquisitions. In addition, in the past, we have paid a portion of the consideration for some our acquisitions by issuing common stock. The issuance of additional common stock or other securities convertible into common stock in connection with future acquisitions could dilute the ownership interests of our existing shareholders.

    WE MAY BE UNABLE TO ATTRACT NEW PERSONNEL, WHICH WOULD ADVERSELY AFFECT IMPLEMENTATION OF OUR NEW INTERNET-BASED STRATEGY.

    In order to effectively develop and deliver the health information content, we will need to identify, attract and retain software engineers, web designers and content editors. We will compete with other companies both within and outside our market for such employees and we may be unable to attract these employees. If we do not succeed in attracting these types of new employees, we may be unable to fully implement our Internet-based strategy and our business will suffer.

    OUR STOCK PRICE IS EXTREMELY VOLATILE AND COULD DECLINE SIGNIFICANTLY.

    Our common stock has been publicly traded since our initial public offering on November 15, 1995. Since that date, the closing price of the common stock has ranged from a low price of $1.75 per share to a high price of $26.75 per share, and there has been significant volatility in the price of our common stock in the past year. There can be no assurance that the market price of our common stock will be maintained or that the volume of trading in our shares will not decrease.

    The stock prices for many high technology companies, especially those that base their businesses on the Internet, recently have experienced wide fluctuations and extreme volatility. This volatility has often been unrelated to the operating performance of such companies, so our stock price could decline even if our Internet-based strategy is successful. Such fluctuations have adversely affected and may in the future adversely affect the market price of our common stock.

    Furthermore, following periods of volatility in the market price of a company's securities, securities class action claims frequently are brought against the subject company. To the extent that the market price of our shares falls dramatically in any period of time, shareholders may bring claims, with or without merit, against us. Such litigation would be expensive to defend and would divert management attention and resources regardless of outcome.

    WE HAVE ADOPTED CERTAIN ANTI-TAKEOVER PROVISIONS THAT MAY DETER A TAKEOVER.

    Our articles of incorporation and bylaws contain the following provisions that may deter a takeover, including a takeover on terms that many of our shareholders might consider favorable, such as:

    - the authority of our board of directors to issue common stock and preferred stock and to determine the price, rights (including voting rights), preferences, privileges and restrictions of each series of preferred stock, without any vote or action by our shareholders;

    - the existence of large amounts of authorized but unissued common stock and preferred stock;

    - staggered, three-year terms for our board of directors; and

    - advance notice requirements for board of directors nominations and for shareholder proposals.

    The rights and preferences of any series of preferred stock could include a preference over the common stock on the distribution of our assets upon a liquidation or sale of our company, preferential dividends, redemption rights, the right to elect one or more directors and other voting rights. The rights of the holders of any series of preferred stock that may be issued in the future may adversely affect the rights of the holders of the common stock. We have no current plans to issue preferred stock. In addition, certain provisions of Georgia law and our stock option plan may also discourage, delay or prevent a change in control of our company or unsolicited acquisition proposals.

    MANY OF OUR SHARES ARE ELIGIBLE FOR FUTURE SALE AND ARE SUBJECT TO REGISTRATION RIGHTS THAT COULD ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK.

    In early 2000, we registered an aggregate of 928,230 shares of common stock issuable in connection with a financing transaction with Fusion Capital Fund I, LLC, an affiliate of Fusion Capital Fund II, LLC, issued in connection with our acquisition of Informational Medical Systems and drgreene.com, and issuable upon the exercise of warrants issued in financing transactions effected in 1994 and 1995. These shares are freely tradable. The sale of a significant amount of these shares at any given time could cause the trading price of our common stock to decline and to be highly volatile.

    If our shareholders sell substantial additional amounts of common stock, including shares issued upon the exercise of outstanding stock options, in the public market following this offering, the market price of our common stock could fall. Such sales also could make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate.

    Some of our shareholders may have the right, subject to specified conditions, to include their shares in registration statements relating to our securities. By exercising their registration rights and causing a large number of shares to be registered and sold in the public market, these holders may cause the price of our common stock to fall. In addition, any demand by holders of registration rights to include shares of common stock held by them in a registration initiated by us could adversely affect our ability to raise needed capital.

    OUR PRINCIPAL SHAREHOLDERS HAVE SUBSTANTIAL INFLUENCE AND THEIR INTEREST MAY DIFFER FROM THOSE OF OUR REMAINING SHAREHOLDERS.

    As of December 31, 1999, our executive officers, directors and persons who beneficially more than 10% of our outstanding common stock controlled approximately 25% of the combined outstanding voting power of our common stock. As a result, these holders exert substantial influence with respect to all matters submitted to a vote of holders of common stock, including election of our directors. If our remaining shareholders have interests that differ from these holders, their needs may not be met.

    EVEN IF OUR STOCK PRICE DECREASES, WE MAY ELECT TO CAUSE PURCHASES OF OUR COMMON STOCK TO BE MADE UNDER THE COMMON STOCK PURCHASE AGREEMENT, CAUSING MORE SHARES TO BE OUTSTANDING AND RESULTING IN SUBSTANTIAL DILUTION.

    The purchase price for the common stock to be issued to the selling shareholder under the common stock purchase agreement will fluctuate based on the closing price of our common stock. See "The Financing Transaction--Purchase of Shares Under the Common Stock Purchase Agreement" for a detailed description of the purchase price and the relation of the purchase price to the percentage of the outstanding shares of our common stock issuable to Fusion Capital pursuant to the common stock purchase agreement.

    All shares registered in this offering will be freely tradeable. We expect that shares registered in this offering will be sold over a period of up to six months from the date of this prospectus. The sale of a substantial number of shares of our common stock under this offering, or anticipation of such sales could make it more difficult for us to sell equity or equity related securities in the future at a time and price we deem appropriate. If Fusion Capital purchased the full amount of shares purchasable under the first tranche of the common stock purchase agreement on the date of this prospectus, the purchase price would have been $4.00 per share and Fusion Capital would have been able to purchase 1,200,000 shares of our common stock. Assuming Fusion Capital's purchase under the first tranche of the common stock purchase agreement of a total of 1,200,000 shares of common stock on the date of this prospectus, these shares, along with the 154,286 shares issuable as a commitment fee, would represent 19.4% of our outstanding common stock as of September 5, 2000. This would result in significant dilution to the ownership interests of other holders of our common stock. Such dilution could be more significant if the trading price of our common stock is lower than the current trading price of our stock at the time Fusion Capital purchases shares of our common stock under the common stock purchase agreement, as a lower trading price would cause more shares of our common stock to be issuable to Fusion Capital. Assuming a drop in the trading price of our common stock to $1.00, and a corresponding decrease in the purchase price under the common stock purchase agreement, 6,000,000 shares of common stock would be issuable to Fusion Capital under the first tranche of the common stock purchase agreement. This would represent more than 100% of our currently outstanding common stock. Although we have the right to block Fusion Capital's purchases under the common stock purchase agreement if our stock price is below $16.50, we may still elect to require Fusion Capital's purchase of shares under the common stock purchase agreement. We can require Fusion Capital to purchase additional shares if our trading price is at least $4.125. In the event that we decide to issue a number of shares that represents greater than 20% of our outstanding shares of common stock, we would first seek shareholder approval. The purchase under the common stock purchase agreement of a significant percentage of our outstanding stock may result in substantial dilution to the ownership interests of other holders of our common stock. See page 8 for a table that shows the number of shares issuable and potential dilution based on varying market prices.

    THE COMMON STOCK PURCHASE AGREEMENT COULD LEAD TO DOWNWARD PRESSURE ON OUR STOCK PRICE.

    Either actual dilution caused by sales of our common stock to Fusion Capital or the perception of such dilution by holders of our common stock could cause holders to elect to sell the shares of common stock held by them, which could cause the trading price of our common stock to decrease. Furthermore, a perception that sales of our common stock to Fusion Capital may lead to downward pressure on the trading price of our common stock could provide an incentive for short-selling which could also adversely affect the trading price of our common stock.

    THE SALE OF THE SHARES REGISTERED IN THIS OFFERING COULD CAUSE OUR STOCK PRICE TO DECLINE.

    All shares registered in this offering will be freely tradable. It is anticipated that shares registered in this offering will be sold over a period of up to six months from the date of this prospectus. We may require the selling shareholder to purchase a significant amount of common stock at one time. The sale of a significant amount of shares registered in this offering at any given time could cause the trading price of our common stock to decline.

                           THE FINANCING TRANSACTION

GENERAL

    On September 5, 2000, we entered into a common stock purchase agreement with Fusion Capital Fund II, LLC pursuant to which Fusion Capital agreed to purchase up to $12.0 million of our common stock in two tranches. Each $6.0 million tranche is to be purchased over a six-month period, which may be extended to 12 months at our discretion. The selling price of the shares will be equal to the lesser of (1) $16.50 or (2) a price based upon the future performance of the common stock without any fixed discount to the market price.

    After all of the shares of our common stock purchasable under the first tranche of the common stock purchase agreement have been purchased by Fusion Capital, we have the right to deliver to Fusion Capital an irrevocable written notice stating that we elect to commence the second tranche. The obligation of Fusion Capital to commence the second tranche is subject only to customary conditions, all of which are outside the control of Fusion Capital.

PURCHASE OF SHARES UNDER THE COMMON STOCK PURCHASE AGREEMENT

    Under the common stock purchase agreement, Fusion Capital will purchase shares of our common stock by purchasing from time to time a specified dollar amount of our common stock. Subject to the limits on purchase and the termination rights described below, each month during the six-month term of the first tranche, Fusion Capital will purchase $1.0 million of our common stock, plus any amounts for any prior month that have not yet been sold to Fusion Capital, at the applicable selling price. This amount may be increased or decreased by us. The selling price per share is equal to the lesser of:

    - the lowest sale price of our common stock on the day of submission of a purchase notice by Fusion Capital; or

    - the average of the two lowest closing bid prices of our common stock during the 10 trading days prior to the date of submission of a purchase notice by Fusion Capital; or

    - $16.50

    The selling price will be adjusted for any reorganization, recapitalization, non-cash dividend, stock split or other similar transaction occurring during the ten trading days in which the closing bid price is used to compute the purchase price. Notwithstanding the foregoing, Fusion Capital may not purchase shares of common stock under the common stock purchase agreement if Fusion Capital or its affiliates would beneficially own more than 4.99% of our then aggregate outstanding common stock immediately after the proposed purchase. The following table sets forth the number of shares of our common stock that would be sold to Fusion Capital upon our sale of common stock under the first tranche of the common stock purchase agreement at varying purchase prices:

                                NUMBER OF SHARES TO BE ISSUED UPON A
                                FULL PURCHASE OF THE FIRST TRANCHE OF         PERCENT OF OUR COMMON STOCK
ASSUMED PURCHASE PRICE           THE COMMON STOCK PURCHASE AGREEMENT    OUTSTANDING AS OF SEPTEMBER 5, 2000 (1)
----------------------          -------------------------------------   ---------------------------------------
$3.00.........................                2,000,000(2)                                27.7%
$4.00.........................                1,500,000(2)                                22.3
$4.313 the selling price on
  September 1, 2000...........                1,391,304(2)                                21.6
$5.00.........................                1,200,000                                   19.4
$10.00........................                  600,000                                   11.8
$16.50, the purchase price
  ceiling.....................                  363,636                                    8.4

------------------------
(1) Based on 5,619,127 shares outstanding as of September 5, 2000. Assumes the issuance of 154,286 shares issuable to Fusion Capital as a commitment fee and the number of shares issuable at the corresponding assumed purchase price set forth in the adjacent column.

(2) We estimate that we will issue no more than 1,200,000 shares to Fusion Capital under the first tranche of the common stock purchase agreement, excluding the shares issuable as a commitment fee, all of which are included in this offering. If more than 1,200,000 shares are issuable to Fusion Capital under the first tranche of the common stock purchase agreement, we currently intend to terminate the common stock purchase agreement without any payment or liability to Fusion Capital.

OUR RIGHT TO PREVENT PURCHASES

    If the closing sale price of our common stock is below $16.50, we have the unconditional right to suspend purchases until the earlier of (1) our revocation of such suspension and (2) such time as the sale price of our common stock is above $16.50. To the extent we need to use the cash proceeds of the sales of common stock under the common stock purchase agreement for working capital or other business purposes, we do not intend to restrict purchases under the common stock purchase agreement.

OUR RIGHT TO MANDATORY PURCHASES

    If the closing sales price of our common stock on each of the five trading days immediately prior to the first trading day of any monthly period is at least $4.125, we have the right to require that Fusion Capital purchase all or a portion of the remaining amount of the first tranche of the common stock purchase agreement during the next two monthly periods. We may revoke, in our sole discretion, our written request with respect to any purchases in excess of the amount that Fusion Capital is otherwise obligated to purchase.

OUR TERMINATION RIGHTS

    If the closing price of our common stock is below $16.50 for any 10 consecutive trading days, then we may elect to terminate the common stock purchase agreement without any liability or payment to Fusion Capital. If more than 1,200,000 shares are issuable to Fusion Capital under the common stock purchase agreement, we presently intend to terminate the common stock purchase agreement without any payment or liability to Fusion Capital.

EFFECT OF PERFORMANCE OF THE COMMON STOCK PURCHASE AGREEMENT ON ADAM.COM AND OUR
  SHAREHOLDERS

    All shares registered in this offering will be freely tradable. It is anticipated that shares registered in this offering will be sold over a period of up to six months from the date of this prospectus. The sale of a significant amount of shares registered in this offering at any given time could cause the trading price of our common stock to decline and to be highly volatile. Fusion Capital may ultimately purchase all of the shares of common stock issuable under the first tranche of the common stock purchase agreement, and it may sell all of the shares of common stock it acquires upon purchase. Therefore, the purchases under the common stock purchase agreement may result in substantial dilution to the interests of other holders of our common stock. However, we have the right to block purchases of the common stock purchase agreement and to require termination of the common stock purchase agreement in some cases.

NO SHORT-SELLING OR HEDGING BY FUSION CAPITAL

    Fusion Capital has agreed that neither it nor any of its affiliates will engage in any direct or indirect short-selling or hedging of our common stock during any time prior to the termination of the common stock purchase agreement.

EVENTS OF DEFAULT

    Generally, Fusion Capital may terminate the common stock purchase agreement without any liability or payment to adam.com upon the occurrence of any of the following events of default:

    - if for any reason the shares offered by this prospectus cannot be sold pursuant to this prospectus for a period of 10 consecutive trading days or for more than an aggregate of 30 trading days in any 365-day period;

    - suspension by the Nasdaq National Market of our common stock from trading for a period of 10 consecutive trading days or for more than an aggregate of 30 trading days in any 365-day period;

    - our failure to satisfy any listing criteria of the Nasdaq National Market for a period of 10 consecutive trading days or for more than an aggregate of 30 trading days in any 365-day period;

    - (1) notice from us or our transfer agent to the effect that either of us intends not to comply with a proper request for purchase under the common stock purchase agreement of shares of common stock; (2) our failure to confirm to the transfer agent Fusion Capital's purchase notice or (3) the failure of the transfer agent to issue shares of our common stock upon delivery of a purchase notice;

    - any material breach of the representations or warranties or covenants contained in the common stock purchase agreement or any related agreements which has or which could have a material adverse affect on adam.com subject to a cure period of 10 trading days;

    - a default of any payment obligation of adam.com in excess of $1.0 million; or

    - any participation in insolvency or bankruptcy proceedings by or against adam.com.

ADDITIONAL SHARES ISSUED TO FUSION CAPITAL

    Under the terms of the common stock purchase agreement, in connection with the commencement of the first tranche, Fusion Capital will receive 154,286 shares of our common stock as a commitment fee. Unless an event of default occurs, these shares must be held by Fusion Capital until the common stock purchase agreement has been terminated. On the date that the second tranche is commenced, Fusion Capital will be entitled to receive an additional commitment fee, payable in shares of our common stock, equal to 8% of $6.0 million or $480,000, divided by the lower of (1) the average of the closing price of our common stock for the five consecutive trading days immediately preceding the trading day which is two trading days prior to the commencement of the second tranche and (2) the average of the closing price of our common stock for the five consecutive trading days immediately preceding the date we deliver notice of our election to commence the second tranche.

NO VARIABLE PRICED FINANCINGS

    Until the termination of the common stock purchase agreement, we have agreed not to issue, or enter into any agreement with respect to the issuance of, any variable priced equity or variable priced equity like securities unless we have obtained Fusion Capital's prior written consent.

HOLDINGS OF FUSION CAPITAL UPON TERMINATION OF THE OFFERING

    Because Fusion Capital may sell all, some or none of the common stock offered by this prospectus, no estimate can be given as to the amount of common stock that will be held by Fusion Capital upon termination of the offering.

                                USE OF PROCEEDS

    We will not receive any of the proceeds from the sale of shares of our common stock by the selling shareholder. We are registering the shares for sale to provide the selling shareholder with freely tradable securities, but the registration of these shares does not necessarily mean that any of these shares will be offered or sold by the selling shareholder.

                              SELLING SHAREHOLDER

    The selling shareholder is Fusion Capital Fund II, LLC. On January 28, 2000, we issued a 0% Senior Secured Convertible Debenture with a principal amount of $6,000,000 to Fusion Capital Fund I, LLC, an affiliate of the selling shareholder. In conjunction with this transaction, we issued 59,542 shares of common stock as a commitment fee. In connection with conversions of the principal amount of the debenture, we have issued 587,339 shares of our common stock to Fusion Capital at an average conversion price of $8.86. The debenture has been cancelled and no additional shares will be issued upon conversion of the debenture. As a result of Fusion Capital's commitment to provide us with additional financing under the common stock purchase agreement, we have decided not to issue the second debenture under the securities purchase agreement dated November 15, 1999, between Fusion Capital Fund I, LLC and adam.com.

    Under the common stock purchase agreement, Fusion Capital agreed to purchase up to $12.0 million of our common stock in two tranches of $6.0 million. The purchase price of our common stock is based upon the future performance of our common stock. We will commence the first tranche with Fusion Capital after this registration statement is effective. At our sole option, we can require Fusion Capital to commence the second tranche and purchase up to an additional
$6.0 million of our common stock.

    We estimate that the maximum number of shares we will sell to Fusion Capital under the first tranche of the common stock purchase agreement will be 1,200,000. If more than 1,200,000 shares are issuable to Fusion Capital under the first tranche of the common stock purchase agreement, we have the right and presently intend to terminate the common stock purchase agreement without any payment or liability to Fusion Capital. We have also agreed to issue 154,286 additional shares to Fusion Capital as a commitment fee for commencing the first tranche under the common stock purchase agreement. Unless an event of default occurs, these shares must be held by Fusion Capital until the common stock purchase agreement has been terminated. This prospectus relates to the offer and sale from time to time by Fusion Capital of these shares. The common stock purchase agreement is described in detail under the heading "The Financing Transaction."

    Notwithstanding the limitations set forth in the common stock purchase agreement, if Fusion Capital was to purchase all of the common stock issuable in the first tranche of the common stock purchase agreement, the 1,200,000 shares purchased, together with the 154,286 additional shares issuable to Fusion Capital as a commitment fee, Fusion Capital would beneficially own 19.4% of our outstanding common stock as of September 5, 2000.

EFFECT OF PERFORMANCE OF THE COMMON STOCK PURCHASE AGREEMENT ON ADAM.COM AND OUR
  SHAREHOLDERS

    All shares registered in this offering will be freely tradable. It is anticipated that shares registered in this offering will be sold over a period of up to six months from the date of this prospectus. The sale of a significant amount of shares registered in this offering at any given time could cause the trading price of our common stock to decline and to be highly volatile. Fusion Capital may ultimately purchase all of the shares of common stock issuable in the first tranche of the common stock purchase agreement, and it may sell all of the shares of common stock it acquires upon purchase. Therefore, the purchase of shares in the first tranche of the common stock purchase agreement may result in substantial dilution to the interests of other holders of our common stock. However, we have the right to block purchases under the common stock purchase agreement and to require termination of the common stock purchase agreement in some cases.

OUR ABILITY TO RESTRICT PURCHASES

    The common stock purchase agreement provides that we may restrict purchases under the common stock purchase agreement if the closing sale price of our common stock is below $16.50. To the extent we need to use the cash proceeds of sales of common stock issuable in the first tranche of the common stock purchase agreement for working capital or other business purposes, we do not intend to restrict purchases under the common stock purchase agreement.

HOLDINGS OF FUSION CAPITAL UPON TERMINATION OF THIS OFFERING

    Fusion Capital beneficially owns 59,542 shares of our common stock, which it acquired as a commitment fee in connection with the financing provided in January 2000. Fusion Capital may sell these 59,542 shares. Following completion of this offering, Fusion Capital will beneficially own no more than 213,828 shares, which represent the 59,542 shares that it currently beneficially owns plus the 154,286 shares which will be issued as a commitment fee upon the closing of the financing transaction. The 154,286 shares to be issued as a commitment fee may be sold following termination of the common stock purchase agreement. All of these shares are deemed to be beneficially owned by Steven G. Martin and Joshua B. Scheinfeld, the principals of Fusion Capital. Messrs. Martin and Scheinfeld have shared voting and dispositive power of the shares being offered pursuant to this prospectus.

                              PLAN OF DISTRIBUTION

    The common stock offered by this prospectus is being offered by the selling shareholder, Fusion Capital Fund II, LLC. The common stock may be sold or distributed from time to time by the selling shareholder, or by donees or transferees of, or other successors in interests to, the selling shareholder, directly to one or more purchasers or through brokers, dealers or underwriters who may act solely as agents or may acquire such common stock as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the common stock offered by this prospectus may be effected in one or more of the following methods:

    - ordinary brokers' transactions;

    - transactions involving cross or block trades or otherwise on the Nasdaq National Market;

    - purchases by brokers, dealers or underwriters as principal and resale by such purchasers for their own accounts pursuant to this prospectus;

    - "at the market" to or through market makers or into an existing market for the common stock;

    - in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;

    - in privately negotiated transactions; or

    - any combination of the foregoing.

    The following table sets forth the number of shares of our common stock that would be sold to Fusion Capital upon our sale of common stock under the first tranche of the common stock purchase agreement at varying purchase prices:

                                NUMBER OF SHARES TO BE ISSUED UPON A
                                FULL PURCHASE OF THE FIRST TRANCHE OF         PERCENT OF OUR COMMON STOCK
ASSUMED PURCHASE PRICE           THE COMMON STOCK PURCHASE AGREEMENT    OUTSTANDING AS OF SEPTEMBER 5, 2000 (1)
----------------------          -------------------------------------   ---------------------------------------
$3.00.........................                2,000,000(2)                                27.7%
$4.00.........................                1,500,000(2)                                22.3
$4.313, the selling price on
  September 1, 2000...........                1,391,304(2)                                21.6
$5.00.........................                1,200,000                                   19.4
$10.00........................                  600,000                                   11.8
$16.50, the purchase price
  ceiling.....................                  363,636                                    8.4

------------------------
(1) Based on 5,619,127 shares outstanding as of September 5, 2000. Assumes the issuance of 154,286 shares issuable to Fusion Capital as a commitment fee and the number of shares issuable at the corresponding assumed purchase price set forth in the adjacent column.

(2) We estimate that we will issue no more than 1,200,000 shares to Fusion Capital under the first tranche of the common stock purchase agreement, excluding shares issuable as a commitment fee, all of which are included in this offering. If more than 1,200,000 shares are issuable to Fusion Capital under the first tranche of the common stock purchase agreement, we currently intend to terminate the common stock purchase agreement without any payment or liability to Fusion Capital.

    In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in such state or an exemption from such registration or qualification requirement is available and complied with.

    Brokers, dealers, underwriters or agents participating in the distribution of the shares as agents may receive compensation in the form of commissions, discounts or concessions from the selling shareholder and/or purchasers of the common stock for whom such broker-dealers may act as agent, or to whom they may sell as principal, or both. The compensation paid to a particular broker-dealer may be less than or in excess of customary commissions.

    The selling shareholder is an "underwriter" within the meaning of the Securities Act of 1933. Any broker-dealers who act in connection with the sale of the shares hereunder may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions they receive and proceeds of any sale of the shares may be deemed to be underwriting discounts and commissions under the Securities Act.

    Neither we nor the selling shareholder can presently estimate the amount of compensation that any agent will receive. We know of no existing arrangements between any selling shareholder, any other shareholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares. At a time particular offer of shares is made, a prospectus supplement, if required, will be distributed that will set forth the names of any agents, underwriters or dealers and any compensation from the selling shareholder and any other required information.

    We will pay all of the expenses incident to the registration, offering and sale of the shares to the public other than commissions or discounts of underwriters, broker-dealers or agents. adam.com has also agreed to indemnify the selling shareholder and related persons against specified liabilities, including liabilities under the Securities Act.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of adam.com, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

    FUSION CAPITAL AND ITS AFFILIATES HAVE AGREED NOT TO ENGAGE IN ANY DIRECT OR INDIRECT SHORT SELLING OR HEDGING OF OUR COMMON STOCK DURING THE TERM OF THE COMMON STOCK PURCHASE AGREEMENT.

    We have advised the selling shareholder that while it is engaged in a distribution of the shares included in this prospectus it is required to comply with Regulation M promulgated under the Securities Exchange Act of 1934, as amended. With certain exceptions, Regulation M precludes the selling shareholder, any affiliated purchasers, and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the shares offered hereby this prospectus.

    This offering will terminate on the earlier of (1) the date on which the shares are eligible for resale without restrictions pursuant to Rule 144(k) under the Securities Act or (2) the date on which all shares offered by this prospectus have been sold by the selling shareholder.

                            VALIDITY OF COMMON STOCK

    The validity of the common stock offered by this prospectus will be passed upon for us by King & Spalding, Atlanta, Georgia.

                                    EXPERTS

    The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K of adam.com, Inc. (formerly A.D.A.M. Software, Inc.) for the year ended March 31, 1999 and by reference to the Transition Report on Form 10-K/A of adam.com, Inc. for the nine months ended December 31, 1999 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                             ABOUT THIS PROSPECTUS

    This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a "shelf" registration process. Under this shelf process, a company that has the right to receive shares of our common stock may sell up to an aggregate of 1,354,286 shares of common stock in one or more offerings. This prospectus and any applicable prospectus supplement provided to you should be considered together with the additional information described under the heading "Where You Can Find More Information."

    The registration statement that contains this prospectus (including the exhibits to the registration statement) contains additional information about our company and the securities offered by this prospectus. That registration statement can be read at the SEC web site or at the SEC offices mentioned under the heading "Where You Can Find More Information."

                      WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room in Washington, D.C., or the SEC's Regional Offices in New York, New York and Chicago, Illinois by calling the SEC at 1-800-SEC-0330. You may also request copies of such documents, upon payment of a duplicating fee, by writing to the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Our SEC filings are also available to the public from the SEC's web site at HTTP://WWW.SEC.GOV.

                           INCORPORATION BY REFERENCE

    The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under
Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until our offering is completed.

    - Our Annual Report on Form 10-K for the year ended March 31, 1999, filed with the SEC on June 29, 1999;

    - Our Quarterly Report on Form 10-Q for the quarter ended June 30, 1999;

    - Our Quarterly Report on Form 10-Q for the quarter ended September 30,
      1999;

    - Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2000;

    - Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2000;

    - Our Current Report on Form 8-K dated November 15, 1999;

    - Our Current Report on Form 8-K dated December 16, 1999;

    - Our Current Report on Form 8-K dated December 30, 1999;

    - Our Transition Report on Form 10-K for the nine month period ended December 31, 1999, filed with the SEC on March 30, 2000 and as amended by Form 10-K/A filed on May 1, 2000; and

    - The description of our common stock contained in our registration statement on Form 8-A filed with the SEC on October 11, 1995, including any amendments or reports filed for the purpose of updating such description.

    You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing), at no cost, by writing or telephoning us at the following address:

                       Michael S. Fisher
                       Vice President-Finance/Administration
                       adam.com, Inc.
                       1600 RiverEdge Parkway, Suite 800
                       Atlanta, GA 30328
                       (770) 980-0888

    You should rely only on the information incorporated by reference or provided in this prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 ADAM.COM, INC.

                             UP TO 1,354,286 SHARES
                                       OF
                                  COMMON STOCK

                                 --------------

                                   PROSPECTUS

                                 --------------

                                          ,

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the costs and expenses, payable by the registrant connection with the sale of common stock being registered. All amounts are estimates, except the SEC registration fee and the Nasdaq listing fee.

SEC registration fee........................................  $ 1,498
Nasdaq National Market listing fee..........................   13,543
Printing expenses...........................................    5,000
Legal fees and expenses.....................................   25,000
Accounting fees and expenses................................    5,000
Blue sky fees and expenses..................................      500
Miscellaneous...............................................      459
                                                              -------
    Total...................................................  $51,000
                                                              =======

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Georgia Business Corporation Code permits a corporation to eliminate or limit the personal liability of a director to the corporation or its shareholders for monetary damages for breach of duty of care or other duty as a director, provided that no provision shall eliminate or limit the liability of a director: (A) for any appropriation, in violation of his duties, of any business opportunity of the corporation; (B) for acts or omissions which involve intentional misconduct or a knowing violation of law; (C) for unlawful corporate distributions; or (D) for any transaction from which the director received an improper personal benefit. This provision pertains only to breaches of duty by directors in their capacity as directors (and not in any other corporate capacity, such as officers) and limits liability only for breaches of fiduciary duties under Georgia corporate law (and not for violation of other laws, such as the federal securities laws). The Company's Amended and Restated Articles of Incorporation (the "Restated Articles") exonerate the Company's directors from monetary liability to the extent permitted by this statutory provision.

    The Company's Restated Articles and Amended and Restated Bylaws (the "Restated Bylaws") also provide that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including any action by or in the right of the Company), by reason of the fact that such person is or was a director or officer of the Company, or is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including reasonable attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company (and with respect to any criminal action or proceeding, if such person had no reasonable cause to believe such person's conduct was unlawful), to the maximum extent permitted by, and in the manner provided by, the Georgia Business Corporation Code. In addition, the Restated Bylaws provide that the Company will advance to its directors or officers reasonable expenses of any such proceeding.

    Notwithstanding any provisions of the Company's Restated Articles and Amended Bylaws to the contrary, the Georgia Business Corporation Code provides that the Company shall not indemnify a director or officer for any liability incurred in a proceeding in which the director is adjudged liable to the Company or is subjected to injunctive relief in favor of the Company: (1) for any appropriation, in violation of his duties, of any business opportunity of the Company; (2) for acts or omissions which involve intentional misconduct or a knowing violation of law; (3) for unlawful corporate distributions; or (4) for any transaction from which the director or officer received an improper personal benefit.

    The Company has purchased insurance with respect to, among other things, any liabilities that may accrue under the statutory provisions referred to above.

ITEM 16. EXHIBITS

4.1*     Amended and Restated Articles of Incorporation of the
         Registrant

4.2*     ByLaws of the Registrant

5.1      Opinion of King & Spalding

10.1     Common Stock Purchase Agreement dated as of September 6,
         2000 between the Company and Fusion Capital Fund II, LLC

23.1     Consent of PricewaterhouseCoopers LLP

23.2 Consent of King and Spalding (included in its opinion filed as exhibit 5.1).

------------------------

* Incorporated by reference to the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1999.

ITEM 17. UNDERTAKINGS

(a) The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i) to include any prospectus required by section 10(a)(3) of the Securities Act;

        (ii) to reflect in the Prospectus any facts of events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the commission pursuant to Rule 424(b) if, in the aggregate, the charges in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

       (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

PROVIDED, HOWEVER, that paragraphs (1) (i) and (1) (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the Georgia Business Corporation Act, the charter or the bylaws of the registrant, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on this 6th day of September, 2000.

                                                       ADAM.COM, INC.

                                                       BY:          /S/ ROBERT S. CRAMER, JR.
                                                            -----------------------------------------
                                                                      Robert S. Cramer, Jr.
                                                                    CHAIRMAN OF THE BOARD AND
                                                                     CHIEF EXECUTIVE OFFICER

                               POWER OF ATTORNEY

    KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Robert S. Cramer, Jr. and Michael S. Fisher and each of them, his true and lawful attorney-in-fact and agents, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities on September 6, 2000.

                        NAME                                               TITLE
                        ----                                               -----
              /s/ ROBERT S. CRAMER, JR.                Chairman of the Board and Chief Executive
     -------------------------------------------         Officer
                Robert S. Cramer, Jr.                    (Principal Executive Officer)

                /s/ MICHAEL S. FISHER
     -------------------------------------------       Vice President of Finance and Administration
                  Michael S. Fisher                      (Principal Financial and Accounting Officer)

                   /s/ LINDA DAVIS
     -------------------------------------------                          Director
                     Linda Davis

                 /s/ DANIEL S. HOWE
     -------------------------------------------                          Director
                   Daniel S. Howe

              /s/ JOHN W. MCCLAUGHERTY
     -------------------------------------------                          Director
                John W. McClaugherty

            /s/ FRANCIS J. TEDESCO, M.D.
     -------------------------------------------                          Director
              Francis J. Tedesco, M.D.